Exhibit 99.1

Altavista, VA February 16, 2010 — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the Company) of First National Bank (quarterly consolidated results unaudited) reported today net income after taxes of $78,000 or $0.05 per basic and diluted share for the quarter ended December 31, 2009, and $351,000 or $0.24 per basic and diluted share for the year ended December 31, 2009 compared to a net loss after taxes of $1,201,000 or ($0.80) per basic and diluted share and net income of 306,000 or $0.21 per basic and diluted share, respectively, for the same periods of 2008.

“We continue to report positive earnings despite the current economic climate and have exceeded 2008 income in 2009. We continue striving to achieve better returns in this challenging environment,” stated Bryan Lemley, Chief Financial Officer for both the Company and First National Bank.

Net interest income was $10,004,000 for the year ended December 31, 2009 compared to $10,209,000 for the year ended December 31, 2008. Net interest income was $2,648,000 for the three months ended December 31, 2009 compared to $2,500,000 for the three months ended December 31, 2008. The net interest margin decreased to 3.24% for the year ended December 31, 2009, from 3.60% for the year ended December 31, 2008, although the net interest margin increased in the fourth quarter of 2009 to 3.49% as compared to 3.29% in the third quarter of 2009.

Provision for loan losses was $501,000 in the fourth quarter of 2009 compared to $2,338,000 in the fourth quarter of 2008. Provision for loan losses was $1,530,000 in 2009 compared with $2,881,000 in 2008.

Noninterest income for the year ended December 31, 2009 increased $252,000 or 8.70% in 2009 compared to 2008. Noninterest income increased $75,000 or 10.65% for the three months ended December 31, 2009 compared to the same period of 2008. The increases from the twelve-month and three-month periods in 2008 were due mainly to 109.58% and 42.03% increases, respectively, in fees on sales of mortgage loans.

Noninterest expense for the year ended December 31, 2009 increased $1,325,000 or 13.46% in 2009 compared to 2008. Noninterest expense increased $118,000 or 4.37% for the three months ended December 31, 2009 compared to the same period of 2008. The increase in noninterest expense for the year and three-month periods is attributed primarily to personnel expenses, an increase in expenses associated with our new Rustburg branch and a significant increase in FDIC premiums and a special FDIC assessment. The Bank expensed $621,000 in FDIC premiums and assessments in 2009, to replenish the FDIC insurance fund after many bank failures, as compared to $77,000 in 2008.

Total assets at December 31, 2009 were $322,210,000, up 3.41% from $321,243,000 at December 31, 2008. The principal components of the Company’s assets at the end of the period were $265,904,000 in net loans, $32,060,000 in cash and cash equivalents and $20,156,000 in securities. During 2009, net loans decreased 4.76% or $13,295,000 from $279,199,000 at December 31, 2008. Also during 2009, securities increased 44.68% or $6,225,000.

Total liabilities at December 31, 2009 were $306,359,000, up 3.39% from $296,324,000 at December 31, 2008, as a result of an increase in savings and NOW accounts of $15,613,000 or 17.78% and demand deposits of $4,545,000 or 16.39%, partially offset by a decrease in time deposits of $5,272,000 or 3.07%. The increase in deposits is mainly attributable to the success of our “KaChing! Checking” product which offers rates comparable to certificates of deposit with the freedom of having access to your funds at any time.

Total stockholders’ equity at December 31, 2009 was $25,851,000 including $21,306,000 in retained earnings and $697,000 of accumulated other comprehensive losses net of the related deferred tax asset, which represents net unrealized gains on available-for-sale securities and net unrealized losses on the funded status of the Company’s defined benefit retirement plan. At December 31, 2008, total stockholders’ equity was $24,919,000.

The allowance for loan losses was $3,723,000 as of December 31, 2009, representing approximately 1.38% of total loans outstanding compared to $3,969,000 or 1.40% of total loans outstanding as of December 31, 2008.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, three branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. The Company’s newest branch opened February 12, 2009 in the Town of Rustburg. First National Bank is celebrating its 101st year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties All statements contained herein that are not historical facts, such as statements regarding the Company’s future plans and performance, are forward-looking and are based on current assumptions and analysis by the Company. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Dollar Amounts in thousands)

Income Statement Highlights

	3 Months Ended 12/31/2009	3 Months Ended 9/30/2009	3 Months Ended 12/31/2008
	(Unaudited)	(Unaudited)	(Audited)
Interest Income	$4,311	$4,360	$4,623

Interest Expense	1,663	1,821	2,123

Net Interest Income	2,648	2,539	2,500

Provision for Loan Losses	501	188	2,338

Noninterest Income	779	867	704

Noninterest Expense	2,819	2,880	2,701

Net Income (Loss)	78	237	(1,201)

Income Statement Highlights

	Year Ended 12/31/2009	Year Ended 12/31/2008	Year Ended 12/31/2007
	(Unaudited)	(Audited)	(Unaudited)
Interest Income	$17,316	$18,555	$18,359

Interest Expense	7,312	8,346	8,178

Net Interest Income	10,004	10,209	10,181

Provision for Loan Losses	1,530	2,881	462

Noninterest Income	3,148	2,896	2,632

Noninterest Expense	11,171	9,846	8,524

Net Income	351	306	2,600

Balance Sheet Highlights

	12/31/2009	12/31/2008	12/31/2007
	(Unaudited)	(Audited)	(Audited)
Cash and Cash Equivalents	$32,060	$15,926	$18,344

Net Loans	265,904	279,199	232,752

Total Securities	20,156	13,931	19,635

Total Assets	332,210	321,243	279,913

Total Deposits	302,119	287,233	251,866

Total Liabilities	306,359	296,324	253,097

Stockholders’ Equity	25,851	24,919	26,816

Asset Quality Highlights

	12/31/2009	9/30/2009	12/31/2008	12/31/2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Nonaccrual Loans to Total Loans	0.97%	0.76%	0.81%	0.27%

Allowance for Loan Losses to Total Loans	1.38%	1.39%	1.40%	0.73%

Allowance for Loan Losses to Nonaccrual Loans	142.15%	182.18%	173.17%	271.29%

Nonaccrual Loans	$2,619	$2,082	$2,292	$634

Other Real Estate Owned (OREO)	461	125	300	0

Allowance For Loan Losses	3,723	3,793	3,969	1,720

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com